Exhibit 10.24

TECHNOLOGY SERVICES AGREEMENT

THIS TECHNOLOGY SERVICES AGREEMENT (“TSA”) is made as of this 20th day of December, 2015 (the “Effective Date”), by and among CannaSys, Inc., a Colorado corporation with an office at 1720 South Bellaire Street, Suite 325, Denver, CO 80222 (“CannaSys”), and National Concessions Group, Inc., a Colorado corporation (“NCG”) with offices at 1058 Delaware St. Denver CO 80204, ( “Licensee”). CannaSys and NCG are sometimes each referred to herein as a “Party” and collectively as the “Parties.”

Recitals

A.           Licensee desires to engage CannaSys to develop customized software packages based on CannaSys’s BumpUp applications (the “Technology”) to be: (i) branded and implemented by Licensee; (ii) managed by CannaSys; and (iii) supported by CannaSys and Licensee, and CannaSys desires to accept such engagement. A description of the Technology, software, services, products, scope of work, period of performance, payment terms, deliverables, and other terms and conditions of this TSA is set forth on the Statement of Work attached hereto as Exhibit A (the “SOW”), the terms of which are incorporated herein by reference.

B.           Licensee desires to obtain from CannaSys, and CannaSys wishes to grant and provide to Licensee, a license to use the Technology for exclusive use with businesses that directly advertise in, market to, or serve the lawful cannabis industry (the “Sector”) on terms and conditions set forth in this TSA.

Agreement

NOW, THEREFORE, in consideration of the premises stated in Recitals, which are incorporated herein and form part of the operative terms of this TSA, the mutual covenants and agreements contained herein, and other good and valuable considerations exchanged, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.           Grant of License. CannaSys hereby grants to Licensee, subject to the terms and conditions set forth in this TSA, a perpetual, exclusive, non-royalty-bearing, nontransferable license (with no right to sublicense) to use the Technology in the Sector.

2.           Limitation of Rights. Unless otherwise specifically set forth in the SOW, Licensee acknowledges that Licensee’s rights in and to the Technology are solely as set forth in Section 1 above and do not include any rights of ownership in any of the Technology. Licensee agrees that CannaSys owns all right, title, and interest, including copyright, patent, trade secret, and all other intellectual property rights, in and to the Technology, and any changes, modifications, or corrections thereof. Licensee hereby irrevocably assigns to CannaSys any and all rights it may be deemed to have in any changes, modifications, or corrections to the Technology, including copyright rights, and agrees to execute all documents necessary to implement and effect such assignment at CannaSys’s sole expense. Licensee shall not, and shall not permit any third party to: (a) modify or use the Technology except to the extent permitted in Section 1 of this TSA; or (b) decompile, reverse-engineer, disassemble, or otherwise determine or attempt to determine source code (or the underlying ideas, algorithms, structure, or organization) of any object code contained in the Technology. This TSA and the license granted pursuant hereto may not be assigned, sublicensed, or otherwise transferred by Licensee without the prior written consent of CannaSys.

3.           Term; Termination.

(a)           Term. The term of this TSA commences on the Effective Date and ends 18 months thereafter unless earlier terminated or extended as provide below or by mutual agreement of the Parties (the “Term”).

(b)           Exclusivity Period. In accordance with the terms of Section 2(c) of the SOW, a review by the Parties of the exclusivity of the Technology shall take place 12 months after the Effective Date and any extension of the Exclusivity Period (as defined in the SOW) shall be mutually agreed to by the Parties. If the Parties agree to extend the Exclusivity Period beyond 18 months after the Effective Date, the Term of this TSA shall continue until the expiration of the extended term of the Exclusivity Period. If the Parties do not extend the Exclusivity Period beyond 18 months, then Licensee may elect to terminate or renew this TSA (without exclusivity) by providing written notice to CannaSys 30 days before the end of the initial Term. Each renewal of the Term (without exclusivity) will be for an additional term of 12 months.

(c)           Termination. Notwithstanding the above, a Party may terminate this TSA if another Party defaults in its performance of any provision hereunder, and if such default continues and is not cured within 30 days after written notice thereof by the defaulting Party. Such termination right is in addition to, and not in limitation of, any other right or remedies available to the Parties under applicable law.

(d)           Effect of Termination. Notwithstanding anything to the contrary in this TSA, any termination of this TSA shall not relieve a Party of any of its obligations or liabilities accrued hereunder prior to such termination. Within 10 days after termination of this Agreement, Licensee shall return to CannaSys or destroy, as instructed by CannaSys, all copies of the Technology then in Licensee’s possession.

4.           License Fee. In consideration of the license granted under this TSA, Licensee shall pay CannaSys a monthly license fee of $7,500.00 commencing on the Commercial Launch (as defined in the SOW) of the Technology and continuing throughout the original Term. The Commercial Launch is estimated to be within 80 days from the Effective Date. The License Fee will include 15 hours of development time each month by CannaSys for customizations and enhancements to the Technology. CannaSys will invoice Licensee each month during the Term for license fees. Invoices shall be submitted to Licensee via email addressed to Jeremy@openvape.com.

5.           Use of Technology. The use of the Technology by Licensee and its customers and distributors (together its “Customers”) is subject to the terms and conditions of CannaSys’s standard End User License Agreement (“EULA”), the form of which is attached hereto as Exhibit B, which contains, among other things, warranty disclaimers, liability limitations, and use limitations. The form of EULA will be presented to Licensee’s Customers upon their use of the Technology and must be agreed to by the Customers in order for the registration process to be completed and for the Customers to use the Technology.

6.           Duties of Licensee. Licensee agrees to use the Technology only for lawful purposes, and Licensee acknowledges that using the Technology in connection with, or adjunct to, any matter or thing that violates any federal (with the exception of the U.S. Controlled Substance Act (“CSA”) as it applies to the cannabis industry), municipal, state, or county statute or regulation is strictly prohibited. Licensee agrees that it, or any third-party for which it is responsible, will not use the Technology in violation of the law or aid in any unlawful act. Licensee agrees to indemnify and hold harmless CannaSys from and against any and all claims, actions, causes of actions, administrative or governmental action, and losses or damages (including legal fees and expenses) arising from Licensee’s or Licensee’s Representatives (as defined below) use of the Technology in violation of this TSA.

7.           Compliance with Laws. Except as set forth above respecting the CSA and the cannabis industry, the Parties agree that they will comply with all applicable laws and regulations of governmental bodies or agencies in their respective performance of their obligations under this TSA.

8.           Indemnification.

(a)           By the Parties. Each Party, at its own expense, shall indemnify, defend, and hold harmless the other Parties and their subsidiaries, affiliates, or assignees, and their respective partners, directors, officers, employees, and agents, from and against any third-party claim, suit, demand, cause of action, debt, or liability resulting in liabilities, damages, costs, losses, and expenses, including court costs and reasonable attorneys’ fees that arise out of or are related to a third-party claim based on: (i) allegations of fraud, gross negligence, or willful misconduct by a Party or its employees, subcontractors, or agents; or (ii) the failure to observe or perform any or all of the Party’s covenants, agreements, obligations, representations, and warranties contained in this TSA.

(b)           CannaSys Options. If any of the Technology becomes, or in the opinion of CannaSys may become, the subject of a claim of infringement of any duly issued U.S. patent or a registered U.S. copyright, CannaSys may, at its option: (i) procure for Licensee the right to use the Technology free of any liability; (ii) replace or modify the Technology to make it non-infringing; or (iii) remove the Technology, or any part thereof, from the scope of this TSA. CannaSys shall not be liable for any costs or expenses incurred by Licensee in connection with any potential claim of infringement without its prior written authorization.

(c)           No CannaSys Liability. CannaSys assumes no liability hereunder for, and shall have no obligation to defend Licensee or to pay costs, damages, or attorney’s fees for, any claim based upon: (i) any method or process in which the Technology may be used by Licensee; (ii) any results of using the Technology; (iii) any use of other than a current, unaltered release of BumpUp software; or (iv) the combination, operation, or use of any Technology furnished hereunder with non-CannaSys programs or data if such infringement would have been avoided by the combination, operation, or use of the Technology with other programs or data.

(d)           Damages. In no event shall any Party or its employees, agents, affiliates, owners, or officers be liable to the other for special, consequential, incidental, indirect, punitive, or exemplary damages, however caused, whether for breach of warranty, contract, tort (including negligence), strict liability, or otherwise, even if the Party has been advised to the possibility of such damages.

THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF CANNASYS FOR ANY INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

9.           Confidentiality.

(a)           In the course of performing or receiving Technology in connection with this TSA, CannaSys or Licensee (each and its affiliates, when receiving information from the other, the “Receiving Party”) may be given or have access to confidential and proprietary information of the other Parties or their affiliates, subsidiaries, third-party independent contractors, business partners, and licensors (each Party and its affiliates, when furnishing information to the other, the “Disclosing Party”). The information so disclosed by a Disclosing Party may include pricing information, marketing strategies and tactics, general processes, research and development information, operation of its computer systems and data relating to the approval, administration, use, or experience for any or all of the Disclosing Party’s products and services (whether marketed or in development), business proposals, manufacturing and distribution processes, customer lists, computer software and related documentation, financial information, and employee data, whether tangible or intangible, and including all copies, analyses, and derivatives thereof, that is marked or otherwise identified as proprietary or confidential at the time of disclosure or which by its nature would be understood by a reasonable person to be sensitive, proprietary, or confidential (collectively, “Confidential Information”).

(b)           The Receiving Party shall not, without the Disclosing Party’s prior written consent, disclose to any third party, any of the Disclosing Party’s Confidential Information. The Receiving Party shall employ the same standard of care in protecting disclosed Confidential Information as it would employ to protect its own Confidential Information, but shall in no event use less than reasonable care. The Receiving Party shall disseminate Confidential Information to its personnel and any advisers, employees, or contractors (its “Representatives”) only on a “need-to-know” basis. The Receiving Party shall cause each of its Representatives who has access to Confidential Information to comply with the terms of this section in the same manner as it is bound by this section, with the Receiving Party remaining responsible for the actions and disclosures of its Representatives.

(c)           For purposes hereof, “Confidential Information” does not include information that: (i) was rightfully in the Receiving Party’s possession without restriction before disclosure hereunder; (ii) was or becomes public knowledge through no fault of the Receiving Party; (iii) was rightfully disclosed to the Receiving Party without restriction by a third party not bound by a confidentiality restriction; or (iv) was independently developed by the Receiving Party or its personnel. The restrictions in this section shall not prevent disclosures required by law, court order, or other governmental order or demand; provided that the Receiving Party provides prompt written notice and reasonable assistance to the Disclosing Party prior to such disclosure, so that the Disclosing Party may seek a protective order or other appropriate remedy to protect against or limit such disclosure. The confidentiality obligations set forth in this TSA shall expire five years from the Effective Date.

10.           Ownership of Technology and Work-for-Hire Deliverables. Unless otherwise specifically stated in the SOW:

(a)           Patent. Within thirty (30) days from the Effective Date, CannaSys and Licensee agree to engage appropriate counsel to jointly file a provisional patent covering the Technology in this TSA and related SOW, to the extent such Technology is patentable. To the extent the Technology, or particular code, sections, or applications of such Technology is patentable, such patent will be filed and CannaSys and Licensee agree to provide each of the other party with a royalty free, exclusive lifetime license to such patentable technology. To the extent the Technology or certain code, sections, or applications of such technology are not patentable, Sections (10) b-e shall govern. This clause (10)a shall apply to any and all SOWs under this TSA or amendments thereto.

(b)           CannaSys Technology; Development of the Technology. CannaSys shall retain all intellectual property rights in CannaSys’s preexisting owned proprietary software, systems, data, programs, other intellectual property, and all products, items, or materials (including data and code related to or arising from the development of the Technology) developed or acquired by CannaSys prior to the Effective Date or developed or acquired by CannaSys after the Effective Date, including the development or acquisition of intellectual property created during provision of this TSA. Licensee acknowledges that in carrying out projects for other Customers in the future, CannaSys may use for itself or others the general knowledge and experience acquired in the course of providing services to Licensee.

(c)           Third Party Intellectual Property. In providing services that involve creating intellectual property embodied in deliverables due from CannaSys to Licensee, CannaSys warrants that such intellectual property so developed will be entirely attributable to CannaSys’s own work performed for Licensee hereunder and that CannaSys will not knowingly infringe in any third party’s intellectual property.

(d)           Licensee Intellectual Property. Licensee, however, will retain all rights to repurpose, extend, augment and discard any and all of the developed intellectual property under this TSA and the SOW. At such time that Licensee desires the source code and / or other intellectual property developed under this TSA and the SOW, Licensee may request such intellectual property from CannaSys and CannaSys shall deliver such intellectual property to licensee within 72 (seventy two) hours of receiving such request. Licensee herein agrees not to resell the developed intellectual property for profit.

(e)           Codeveloped Intellectual Property. Licensee and CannaSys may separately agree in the SOW that certain Deliverables to be developed thereunder will be attributable to a codevelopment activity, wherein each Party is contributing business case data or development resources. In the event such codevelopment activity is provided for in the SOW, Licensee and CannaSys must set forth in writing: (i) which Deliverables thereunder involve codevelopment activity; (ii) what allocations of license or sublicense fees charged to third parties shall be applicable; and (iii) which Deliverables are deemed “works for hire,” in which case the intellectual property rights will belong to Licensee.

11.           General; Miscellaneous.

(a)           Governing Law. This TSA shall be governed by and construed in accordance with the laws of the state of Colorado without giving effect to any choice or conflict of law provision or rule (whether the state of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Colorado.

(b)           Notices. Any notice, demand, request, or other communication permitted or required under this TSA shall be in writing and shall be deemed to have been given as of the date delivered, if personally delivered; as of the date sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date sent, if delivered by overnight courier service:

To Licensee:
National Concessions Group, Inc.
1058 Delaware St
Denver CO 80204
Attention: Jeremy Heidl
Email: jeremy@openvape.com
Telephone: 720.335.0931

To CannaSys:
CannaSys, Inc.
1720 S Bellaire Street, Suite 325
Denver, Colorado 80222
Attention: _______________
Email: _______________
Telephone: _______________

Each Party, by notice given in accordance herewith, may specify a different address for the giving of any notice hereunder.

(c)           Counterparts. This TSA may be executed simultaneously in one or more counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument. Telecopy or electronic signatures shall be deemed valid and binding to the same extent as the original.

(d)           Amendment of TSA. This TSA may not be amended, modified, or waived, except by an instrument in writing signed by both Parties.

(e)           Successors and Assigns; Assignability. This TSA shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the Parties. This TSA may not be assigned by any Party without the prior written consent of the other Parties. Any assignment or attempted assignment in contravention of this subsection shall be void ab initio and shall not relieve the assigning Party of any obligation under this TSA.

(f)           Severability. If one or more provisions of this TSA are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then: (i) such provision shall be excluded from this TSA; (ii) the balance of the TSA shall be interpreted as if such provision were so excluded; and (iii) the balance of the TSA shall be enforceable in accordance with its terms.

(g)           Insider-Trading and Tipping Notice. Licensee acknowledges that the federal securities laws, other applicable law, and CannaSys’s policies and procedures prohibit any person or entity that has received material, nonpublic information about CannaSys from purchasing or selling securities of CannaSys or from communicating such information to any other person or entity that may sell or purchase such securities.

(h)           Entire Agreement. This TSA, together with the EULA, SOW, and Consulting Agreement (defined in the SOW), as amended, including all exhibits, attachments, and schedules, relating thereto, is the complete and exclusive statement of agreement respecting the subject matter hereof and supersedes and renders null and void any and all prior agreements, letters of intent, and proposals (oral or written), understandings, representations, conditions, and other communications among the Parties relating hereto and shall constitute the only valid binding and enforceable agreement among them.

(i)           No Waiver; Remedies. No failure or delay by any Party in exercising any right, power, or privilege under this TSA shall operate as a waiver of the right, power, or privilege. A single or partial exercise of any right, power, or privilege shall not preclude any other or further exercise of the right, power, or privilege or the exercise of any other right, power, or privilege. The rights and remedies provided in this TSA shall be cumulative and not exclusive of any rights or remedies provided by law.

(j)           Public Announcements. The Parties agree that no public release, announcement, or any other disclosure concerning any of the transactions contemplated hereby shall be made or issued by any Party without the prior written consent of all Parties (which consent shall not be unreasonably withheld or delayed), except to the extent such release, announcement, or disclosure may be required by law, in which case the Party required to make the release, announcement, or disclosure shall allow the other Parties, as applicable, reasonable time to comment on such release, announcement, or disclosure in advance of such issuance or disclosure; but no notice is required if the disclosure is determined by CannaSys’s legal counsel to be required under federal or state securities laws or exchange regulation applicable to CannaSys.

IN WITNESS WHEREOF, the Parties, each acting with due and proper authority, and agreeing to be bound by the terms hereof have executed this TSA as of the Effective Date.

Licensee:

National Concessions Group, Inc.		CannaSys, Inc.

By:	/s/ Jeremy Heidl	By:	/s/ Michael Tew
Name:	Jeremy Heidl	Name:	Michael Tew
Title:	C.O.O.	Title:	C.E.O.

EXHIBIT A

STATEMENT OF WORK

This Statement of Work (“SOW”) dated as of the Effective Date, between and among CannaSys and Licensee, is entered into as part of the Technology Services Agreement (the “TSA”) among the Parties of even date hereof and is subject to the terms and conditions of the TSA and EULA, which are incorporated in this SOW by reference. If there is a conflict or ambiguity between any term of this SOW and the terms of the TSA or EULA, the terms of this SOW will control only as to the matters within the scope of Services provided in this SOW, and the terms of the TSA or EULA shall control as to all other matters. Capitalized terms not otherwise defined in this SOW will have the meanings set forth in the TSA or EULA as applicable.

Licensee and CannaSys agree to the following terms and conditions:

1.           Scope of Work. The Parties will work together to develop a customized software package based on CannaSys’s BumpUp applications to be branded and implemented by Licensee, managed by CannaSys, and supported by CannaSys and Licensee, intending that the final branded, white-label product for Licensee will be known as [“O.penVapeBumpUp”] (the “Technology”) and offered by Licensee to its Customers. The Technology, software, and other services to be provided by CannaSys under this SOW are defined herein as the “Services.” All work relating to the Services for version 1 (“V1”) and a copy of the “renderings” for the Technology are set forth on Schedule 1 and Schedule 1A attached hereto and incorporated herein.

2.           Term; Period of Performance; Exclusivity.

(a)           Term. The term of this SOW will be 18 months commencing upon the Effective Date, unless earlier terminated under the provisions of the TSA or as mutually agreed by all Parties.

(b)           Period of Performance. The Technology shall be developed and commercialized along the following timeline:

(i)           Beta Launch. The Parties estimate that the beta version of the Technology will be available for release to no more than 20 stores in approximately 50 days from the Effective Date.

(ii)           Commercial Launch. The “Commercial Launch” of the Technology to a wider distribution (as directed by Licensee) is estimated to be implemented within 80 days from the Effective Date.

(c)           Exclusivity. During the Exclusivity Period (defined below), CannaSys will not develop a white-label product based on its BumpUp application for another entity for products involving the sale and distribution of cannabinoid vaporizer prefilled cartridge systems sold through licensed medical and recreational cannabis dispensaries until the later of: (i) 18 months from the Effective Date; and (ii) 12 months from the date of Commercial Launch (as defined above), or as otherwise agreed by the Parties (the “Exclusivity Period”). Notwithstanding the above, 12 months after the Effective Date, the Parties will review the Exclusivity Period and discuss extending the period. Any extension of the Exclusivity Period will be subject to mutual agreement of the Parties.

3.           Authorized Representatives. For all matters related to this SOW that require approval or authorization of a Party, including the approval of any change order, the following individuals will be the authorized representatives of the Parties:

(a)           for Licensee:  Jeremy Heidl; and

(b)           for CannaSys:  Brandon C. Jennewine or Michael Tew.

4.           Reports/Deliverables. CannaSys will provide the following Services to Licensee:

(a)           Updates/Upgrades. Licensee shall have access to all upgrades and updates compatible with its existing front-end system relating to the Services.

(b)           Customization. Initially, CannaSys shall develop customized software for V1 of the Technology prior to implementation. An estimate of the total cost of the development of V1 is attached hereto as Schedule 2 and incorporated herein. Any additional development or customization requested by Licensee in addition to the items listed on Schedule 2 shall be fulfilled and billed on a time-and-materials basis.

(c)           Support. Tier 1 support will be provided by Licensee for white-labelled application using online tools, primarily, with a goal of minimalizing human interaction. CannaSys shall handle Tier 2 support through a ticketing system to be implemented and agreed to by the Parties. For BumpUp resales, it is presumed that Licensee’s sales associate will be trained to field many basic calls, however, support responsibility for direct BumpUp sales will fall upon CannaSys; CannaSys owns the customer relationship for BumpUp sales referred by Licensee.

(d)           Test Flight. While developing the application, a “scaled-down” version of the iOS Technology could be released as a test flight for approval, if requested by Licensee. Wait times for approval of the application is a variable and, depending on the reviewer at Apple, could add significant additional time to the expected release dates. If a test flight release is requested, it is anticipated that CannaSys would cease development on the Technology, which could add additional ramp up/ramp down costs yet to be determined. Currently, approval times for iOS apps are approximately seven business days.

5.           Fees; Expenses; Invoices.

(a)           Fees. In consideration of the performance of the Services encompassed in this SOW by CannaSys and all other covenants, duties, and obligations of each Party under this SOW, Licensee will pay CannaSys as follows:

(i)           Licensing Fees. Licensee shall pay CannaSys the license fees as set forth in Section 4 of the TSA.

(ii)           Base Development Fees. The base fees related to the custom development of the V1 for the Technology are estimated to be $65,700 and shall to be paid as follows:

(1)           A deposit of $21,900 was paid on the execution of the letter of intent between the Parties dated August 12, 2015, the receipt of which is acknowledged by CannaSys.

(2)           $21,900 is due on September 15, 2015; and

(C)           $21,900 is due on October 15, 2015.

(iii)           Time and Materials. In addition to the base fee, any additional expense not contemplated under Schedule 2 or any additional development or customization requested by Licensee during the development of the Technology in addition to the items listed on Schedule 2 shall be fulfilled and billed on a time-and-materials basis.

(iv)           Text Messages. The monthly license fee includes the expense for up to 250,000 text messages per month and unlimited push notifications to commence on the Commercial Lunch. Text messages in excess of 250,000 per month will be billed at $0.0125 a text message. Pricing only includes simple messaging system, or SMS, and does not include multimedia messaging service, or MMS, texts, if implemented.

(b)           Stamp Issuance Expense. CannaSys purchases “stamps” from Snowshoe Stamp to verify Customer identity at point of purchase under its BumpUp program. CannaSys will purchase the stamps for the Technology on behalf of Licensee directly from Snowshoe Stamp, and Licensee shall be responsible for reimbursing CannaSys for costs of the stamps.

(c)           Billing; Invoices. CannaSys will invoice Licensee monthly, or at any other mutually-agreed interval in arrears or upon the completion of stages of the Services, as the case may be, for license fees, other work performed, materials supplied, reimbursable expenses, and any surcharges or over-usage fees incurred under this SOW. Invoices shall be submitted to Licensee via email addressed to Jeremy@openvape.com.

(d)           Weekly Budget Meeting. CannaSys will hold weekly budget meetings with Licensee in-person or remotely in order to keep within project budget/timeline goals and to prioritize items. These meetings will also be used to define change orders, as needed.

(e)           Core Development. CannaSys will bill Licensee based on the customized Technology defined herein, including customer-specific reporting and workflow (e.g., street team functionality); however, Licensee will not be billed for work related to core enhancements to CannaSys’s “back-end” software defined as the BumpUp database and API. This includes any functionality related to database design, web portal, and API changes required to support the Licensee’s white-labelled application which CannaSys plans to resell for other white-labelled implementations.

6.           Additional Terms.

(a)           Data Ownership. Licensee shall have the right to any customer data generated or learned by transactions specifically using the Technology. From time to time, CannaSys may request certain aggregate data from Licensee for marketing, development, or information purposes not to include specific end-user or Licensee-level personal profiling information. Licensee shall have right-of-first refusal to share any such data with CannaSys. If request is made by CannaSys in good faith, for reasonable business purposes, and does not conflict with the goals of the Parties’ business relationship, Licensee shall grant CannaSys access to such aggregate data in a timely manner as follows:

(i)           Upon request, not to exceed one request per month during the Exclusivity Period, or at the termination of TSA, Licensee shall make all data available to CannaSys via a useable form such as spreadsheets or detached database.

(ii)           CannaSys will segment user data at Licensee’s expense and will setup and configure a separate instance of a production server, also at Licensee’s expense. At the point when CannaSys sets up a separate server, the company providing the server will bill Licensee directly for all costs and expenses relating to the installation and maintenance of the server. The time and expense required for migrating Licensee’s data to a dedicated server is outside of the scope of work for this SOW and will be billed separately on a time-and-materials basis.

(b)           Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed received when delivered in the manner set forth in Section 11(b) of the TSA.

(c)           Entire Agreement. All of the terms, covenants, and conditions described in the TSA are incorporated herein by reference as if the same had been described in full herein. This SOW, the TSA, the Consulting Agreement, and the EULA, as amended, including all exhibits, attachments, and schedules, relating thereto, constitute the entire understanding among the Parties regarding the subject matter of this SOW. The Parties have not made any oral or written representations, warranties, agreements, arrangements, or undertakings among themselves respecting the subject matter of this SOW that are not fully expressed in this SOW.

IN WITNESS WHEREOF, the Parties, each acting with due and proper authority, and agreeing to be bound by the terms hereof have executed this SOW as of the Effective Date.

Licensee:

National Concessions Group, Inc.		CannaSys, Inc.

By:	/s/ Jeremy Heidl	By:	/s/ Michael Tew
Name:	Jeremy Heidl	Name:	Michael Tew
Title:	C.O.O.	Title:	C.E.O.

SCHEDULE 1

Functional Development/Enhancements for V1

Note – Items highlighted in yellow are V2 requested items marked for further discussion but not provided in original pricing estimate for V1.

1.	App Features

1.	Roles

1.	Create following roles

1.	Budtender

2.	Store Manager

3.	Sales Manager

4.	Admin

2.	Create News section (“Buzz”)

1.	Content defined in dashboard

2.	Content

1.	Thumbnail image

2.	Headline

3.	Full story

4.	Link to share to Social Media

5.	Earn rewards based on sharing activity (every time a Facebook/Twitter user clicks on shared link, user gets a defined amount of points added to account)

3.	Create Locator Map

1.	Map zoomed to 25 mile radius based on current location

2.	O.Pen location overview when clicking on pin

1.	Description

2.	Photo

3.	Hours of operation

3.	List view - sort by distance

4.	Navigate to location

5.	Display products available at specific reward location

6.	Pinpoints based on filter criteria

1.	Rec vs Med

2.	Rewards location or all locations

3.	Product

4.	Help

1.	Link to FAQ – mobile web map

2.	Form to submit warranty request

1.	Goes to warranty@openvape.com email

3.	Form to submit tech support request

1.	Goes to support@openvape.com email

5.	Login/Registration

1.	Age Gate

2.	Geolocation gate to only allow in medical/rec states

3.	Quick training cards (3)

1.	Swipe each one to move past

2.	Click dismiss to go to login/registration

4.	In-app registration

5.	Facebook integration

1.	Email, DOB, gender, profile pic

6.	Fields

1.	FirstName

2.	LastName

3.	Referral code

4.	Email Address (required)

5.	Phone # (required)

6.	Password

7.	Password confirm

8.	DOB

7.	Error display for unable to connect/missing required fields

6.	Account Profile

1.	Change fname, lname, email, password, profile picture

7.	Customer Role

1.	Earn

1.	Display product(s) available at rewards location

2.	Add/Remove item from “basket”

3.	Checkout

4.	Confirmation screen/waiting for stamp

5.	Validate Stamp and tie to location/budtender

6.	Confirmation of purchase

7.	Geolocation and validate stamp based on radius around store lat/long

2.	Burn

1.	Display earned rewards and pushed rewards

2.	Select reward

3.	Confirmation screen/waiting for stamp

4.	Validate Stamp

5.	Confirmation of redemption

3.	Deals

1.	Display pushed deal by parent (o.pen) and store-specific deals

2.	Select deal

3.	Confirmation screen with stamp/qr

4.	When stamped, it will determine budtender/store and validity of deal to confirm or reject use of deal

4.	Refer a friend

1.	Sends email/text with link to trackable URL

2.	When friend download and signs into app, points are rewarded

1.	Define whether these are configurable or a static amount

8.	Budtender Role

1.	Inherit customer roles

1.	Add sizing information for swag (shirt, pants, other?)

2.	Account Profile addition

1.	Stamp manager stamp to activate budtender role

2.	Stamp unassigned stamp to link stamp to budtender

3.	Only allow 1 stamp per budtender account per location

3.	Burn to include reserved/delivered items

1.	Self-stamped

4.	Ability to redeem consumer smart coupon TBD

5.	Send Invite

1.	Add points when invite is accepted, new customer account is created and new customer logs in for first time

1.	Use budtender “bar tab” to define reward

2.	Points defined globally?

9.	Store Manager role

1.	Account profile

1.	Stamp store manager stamp to activate store manager role

2.	Stamp store manager stamp to link stamp to store manager

1.	Multiple managers at store?

2.	Multiple stamps per manager?

2.	Override capabilities for large purchases to keep fraud

10.	Street Team

1.	Account profile

1.	Admin Stamp to activate street team role

2.	Stamp street team stamp to link stamp to street team member

1.	Deals which street team has ability to bump to customers will be globally defined according to experiences.

2.	Invite customer offline/online sync to onboard consumers

1.	Define points rewarded

11.	Sales Rep

1.	Account profile

1.	Stamp admin stamp to activate Sales Rep stamp

2.	Stamp Sales Rep stamp to link stamp to Sales Rep member

12.	Backend

1.	Admin

1.	Define products which are available throughout network

2.	Setup campaigns based on product deals

1.	BOGO

2.	Free

3.	% off

3.	Define point rewards

1.	Reward by role type

1.	Budtender

2.	Street Team

3.	Customer

4.	Manager?

2.	Setup how reward is delivered

1.	On The Spot

2.	Reserved (e.g. concert tickets)

3.	Via email (email sent to o.pen for delivery)

4.	Define reward locations

1.	Store info

2.	Lat/Long

3.	Contact info

4.	Hours of operation

5.	Link to website

5.	Stamp management

1.	View stamps by store, global

2.	Disable stamp

3.	Link stamp to user record

6.	Mimic User

1.	Allow mimicking any backend user

2.	Audit session

7.	User Management

1.	Create/update/delete user

2.	Add/redeem deals for user

3.	Update user information

4.	Add note as contact record

5.	Attach warranty issue report/summary of past warranty claims

8.	Reports

1.	Street team activity

1.	Assign Street team member to experience.

2.	Track locations

2.	Report on aggregate/drill-down earns

3.	Report on aggregate/drill-down burns

4.	Report, by store, on redemptions of product

1.	Ability to “clear” pending redemptions

1.	Attach date/time/PO?

2.	Note

5.	App activity by date range

1.	Signups

2.	Transactions

2.	Budtender (could be anonymous link to redemption page or inside app depending on budget remaining)

1.	Redeem offer

1.	Search for smart coupon and redeem

3.	Store Manager

1.	Edit store information

1.	Hours of operation

2.	Stamp management

1.	View stamps by store

2.	Disable stamp

3.	Reports

1.	Emailed daily activity reports below

2.	Budtender Activity – by start/end date

1.	Items earned/burned per budtender

3.	Sales Report – by start/end date

1.	Rollup of budtender

2.	How to handle discrepancy or bad actor?

4.	Setup customized deal for store with approval queue

4.	Sales Manager

1.	Configure campaigns as admin above

2.	Configure stamps as admin above

3.	User management as admin above

4.	View activity reports as admin above

5.	Customer Service Rep

1.	User Admin as admin above

2.	Stamp management as admin above

SCHEDULE 1A

Renderings for Technology

1A-1

SCHEDULE 2

Total Estimated V1 CannaSys Costs

Total estimated V1 Provider Costs

Item	#/hr	$/hr	Item Total	Notes
Profile
Login/Registration	8	$65.00	$ 520.00
Consumer Registration	6	$65.00	$ 390.00
Budtender Registration	8	$65.00	$ 520.00
Street Team Registration	6	$65.00	$ 390.00
Facebook Integration	6	$65.00	$ 390.00
Edit Profile	8	$65.00	$ 520.00
Geolocation for signup for legal states	20	$65.00	$ 1,300.00

Common Screens
Find OpenVape products (anon)	20	$65.00	$ 1,300.00	Map centered at current location with zoom to see participating stores w/pins and driving directions
Earn (user)	45	$65.00	$ 2,925.00	Tiled screens for products and ability to easily add/remove from "basket" before confirming
Burn (Redeem) (user)	35	$65.00	$ 2,275.00	List of earned and pushed rewards to redeem
Summary Screen	25	$65.00	$ 1,625.00	Summary and stamping screen
Refer a Friend (user)	16	$65.00	$ 1,040.00	When a referred friend signs up, TBD points will be added to referrer's account
Help Page	10	$65.00	$ 650.00	CMS integration for data stream for presentation layer
News Page	8	$65.00	$ 520.00	CMS integration for data stream for presentation layer
Events Page	8	$65.00	$ 520.00	CMS integration for data stream for presentation layer

Budtender Rewards
Reservation of reservable items	20	$65.00	$ 1,300.00	For concert tickets and items that require reservations
Branch for Budtender rewards vs. consumer rewards	15	$65.00	$ 975.00

Manager Screens/webapp
Reset Child Stamp Screen	30	$65.00	$ 1,950.00
Daily Report with approval from Store Manager w/trending data	25	$65.00	$ 1,625.00
Branch for Manager rewards vs. consumer rewards	15	$65.00	$ 975.00

Reporting
Reconciliation report for free product to stores	30	$65.00	$ 1,950.00
R/T Street Team Manager report	30	$65.00	$ 1,950.00
Budtender Activity report based on signup user activities	55	$65.00	$ 3,575.00

Configuration
Configure appstore/google play/phonegap build/etc	25	$65.00	$ 1,625.00

Design/Asset creation (20%)	94.8	$85.00	$ 8,058.00
Architecture/Design (20%)	94.8	$110.00	$10,428.00
Testing/QA (30%)	142.2	$55.00	$ 7,821.00
15 % variance			$ 8,567.55
Subtotal			$65,684.55

2-1